HOME PROPERTIES OF NEW YORK, INC.
                          FIFTH AMENDED AND RESTATED
  DIVIDEND REINVESTMENT, STOCK PURCHASE, RESIDENT STOCK PURCHASE AND EMPLOYEE
                              STOCK PURCHASE PLAN

1.     PURPOSE AND ADMINISTRATION.

     The Home Properties' Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan ("Plan") provides the stockholders of Home Properties of New York, Inc. ("Home Properties") an opportunity to automatically invest their cash dividends on shares of Home Properties' common stock, par value $.01 per share ("Common Stock"), in additional shares of Common Stock as well as to make monthly or other voluntary cash investments in shares of Common Stock. The Plan also provides the adult residents of multifamily residential properties owned by Home Properties ("Residents") with the opportunity to make voluntary cash investments in shares of Common Stock through regular monthly amounts added to their rent checks or other voluntary cash investments. Employees of Home Properties and its affiliates ("Employees") also have the opportunity under the Plan to make voluntary cash investments in shares of Common Stock through payroll deductions or other voluntary cash payments. Persons who are not already stockholders of Home Properties and who are not Residents or Employees may also purchase shares of Common Stock under the Plan through voluntary cash payments. A maximum of 12,400,000 shares of Common Stock is available under the Plan for purchase with dividend reinvestment or optional cash payments. The Plan is administered by Mellon Investor Services, transfer agent for Home Properties. Mellon Investor Services or any successor administrator of the Plan is referred to as the "Agent".

2.     PURCHASE OF SHARES.

       (a) Purchases of Common Stock of Home Properties by the Agent for the Plan may be made, at Home Properties' option, either (i) from Home Properties out of its authorized but non-outstanding shares; or (ii) in the open market (on the New York Stock Exchange or any securities exchange where the common stock is then traded, in the over-the-counter market or in negotiated transactions). The "Plan Purchase Price" shall be, with respect to shares of Common Stock purchased from Home Properties, the average of the daily high and low sale prices of the Common Stock on the New York Stock Exchange for the period of five trading days preceding the Purchase Date (as hereinafter described) and, with respect to Common Stock purchased on the open market or in negotiated transactions, the weighted average price for all Common Stock purchased under the Plan with respect to the relevant Purchase Date. Home Properties may not change its designation as to whether shares of Common Stock will be purchased from Home Properties or on the open market more than once in any three month period and only, to the extent required by applicable law, rules or regulations, if Home Properties' needs to raise additional capital has changed, or another valid reason exists for the change.

       (b) In making purchases for the Participant's account, Agent may commingle the Participant's funds with those of other Participants in the Plan. Home Properties may commingle funds from resident and employee investments with those of other Participants and will transmit promptly (if required by applicable law, rules in regulations by the opening of business on the next business day if funds are received before noon, or by noon of the next business day if the funds are received after noon and otherwise in the ordinary course of business) all such funds to the Agent or to a segregated escrow account for the benefit of Participants at a bank. The price at which Agent shall be deemed to have acquired shares for the Participant's account shall be the weighted average price of all shares purchased by it as agent for all Participants in the Plan for that Purchase Date, without reduction for any commission, which shall be paid by Home Properties. Shares to be purchased by Agent on the open market will be purchased by Agent as promptly as practicable, consistent with the provisions of any applicable securities laws and market conditions, and in no event will dividends or optional cash payments be invested more than 30 days after receipt by Agent except where necessary to comply with applicable laws and regulations. The exact timing of open market purchases, including determining the number of shares, if any, to be purchased on any day or at any time of that day, the prices paid for such shares, the markets on which such purchases are made and the persons (including brokers and dealers) from or through which such purchases are made shall be determined by Agent or the broker selected by it for that purpose. Agent may purchase Common Stock in advance of a dividend payment date or interim investment date for settlement on or after such date. No interest will be paid on funds held by Agent pending investment. Agent may hold the shares of all Participants on deposit in its name or in the name of its nominee. Agent shall have no responsibility as to the value of the Home Properties' shares of Common Stock acquired for the Participant's account. It is understood that for a number of reasons, including observance of the Rules and Regulations of the Securities and Exchange Commission requiring temporary curtailment or suspension of purchases, it is possible that the whole amount of funds available in the Participant's account for the shares of Home Properties might not be applied to the purchase of such shares on or before the next ensuing Purchase Date. Agent shall not be liable when conditions prevent the purchase of shares or interfere with the timing of such purchases, provided, however, such funds shall be returned to Participants if not used to purchase Common Stock: (a) within 35 days of receipt of optional cash payments; or (b) within 30 days of the dividend date for dividend reinvestments.

3.     DIVIDEND REINVESTMENT.

       As Participant's Agent, Agent will receive on or before each dividend payment date, cash from Home Properties equal to the dividend on the shares of Common Stock of Home Properties held by each stockholder participating in the Plan, as well as those full and fractional shares (computed to four decimal places) acquired under the Plan. Agent will apply such funds towards the purchase of shares of Common Stock for the Participant's account. The Purchase Date with respect to all funds received as cash for dividends from Home Properties shall be the dividend payment date as declared by Home Properties from time to time. The purchase price per share of Common Stock for shares purchased for the Plan with reinvested dividends shall be 97% of the Plan Purchase Price for the applicable Purchase Date, subject to the conditions of paragraph 18(b) below. Cash dividends on shares credited to the Participant's account will be automatically re-invested to purchase additional shares.

4.     RESIDENT STOCK PURCHASE PLAN.

       Resident Participants will have the option of making voluntary cash contributions to Home Properties with their monthly rent check or by check payable to the Agent. As Participant's Agent, Agent will receive prior to the beginning of the five day pricing period of each month, the amount of regular monthly or other voluntary cash investments received directly by Home Properties from Resident Participants. Agent will apply such funds along with the funds that it has received directly from Resident Participants, towards the purchase of shares of Common Stock for the Resident Participant's account. The Purchase Date with respect to all such funds received from Resident Participants will be once per month on or about the tenth day of each month. Optional cash payments made by Resident Participants and received by Home Properties by no later than five business days prior to the applicable Purchase Date and by the Agent prior to the beginning of the five day pricing period for the applicable Purchase Date will be invested on the next applicable Purchase Date. The purchase price per share for shares purchased for the Plan with voluntary cash payments from Residents shall be 97% of the Plan Purchase Price for the applicable Purchase Date, subject to the conditions of paragraph 18(b) below. Subject to the provisions of paragraph 7 below, a Resident Participant's optional cash payments may be no less than $50 and no more than $5,000 in the aggregate in any one month. No interest will be paid on funds held by the Agent or Home Properties prior to investment. Cash investments received by Home Properties or the Agent will be returned to a Resident Participant upon written request received by Home Properties or the Agent (whichever received the investment) at least two (2) business days prior to the applicable Purchase Date.

5.     EMPLOYEE STOCK PURCHASE PLAN.

     Individuals who are employees of Home Properties, Home Properties of New York, L.P., Home Properties Management, Inc. and any other entities under the control of Home Properties are eligible to participate in the employee stock purchase portion of the Plan. Employees will have the option of having their voluntary cash contributions automatically deducted from their paychecks pursuant to a payroll deduction or may make voluntary contributions by check payable to the Agent. As Participant's Agent, Agent will receive prior to the beginning of the five day pricing period of each month the amount of the voluntary cash investments received directly by Home Properties pursuant to payroll deductions authorized by Employee Participants. Agent will apply such funds along with the funds that it has received directly from Employee Participants, toward the purchase of shares of Common Stock for the Employee Participant's account. The Purchase Date with respect to all such funds received from Employee Participants will be once per month on or about the 10th day of each month. Optional cash payments made by Employee Participants by means of payroll deduction no later than five (5) days prior to the applicable Purchase Date or received by the Agent prior to the beginning of the five (5) day pricing period for the applicable Purchase Date will be invested on the next applicable Purchase Date. The purchase price per share for shares purchased for the Plan with voluntary cash payments either in the form of payroll deductions or otherwise from Employees shall be 97% of the Plan Purchase Price for the applicable Purchase Date, subject to the conditions of paragraph 18(b) below. Subject to the provisions of paragraph 7 below, an Employee Participant's optional cash payments may be no less than $50 and no more than $5,000 in the aggregate in any one month. No interest will be paid on funds held by the Agent or Home Properties prior to investment. Cash investments received by Home Properties or the Agent will be returned to an Employee upon written request received by Home Properties or the Agent (whichever received the investment) at least two (2) business days prior to the applicable Purchase Date.


6.     STOCK PURCHASE PLAN.

       As Participant's Agent, Agent will receive monthly or otherwise, as determined by the Participant, voluntary cash investments from all other Participants. Agent will apply such funds towards the purchase of shares of Common Stock for the Participant's account. The Purchase Date with respect to voluntary cash payments shall be once per month on or about the tenth of each month. Optional cash payments received by the Agent prior to the beginning of the five (5) day pricing period of each month will be invested on the applicable Purchase Date. The purchase price per share for shares purchased for the Plan with optional cash payments made by stockholders of record of Home Properties ("Stockholders") and limited partners of record of Home Properties of New York, L.P. ("Operating Partnership"), and all affiliate owned limited partnerships ("Partners") shall be 97% of the Plan Purchase Price for the applicable Purchase Date, subject to the conditions of paragraph 18(b) below. The purchase price per share for shares purchased for the Plan with optional cash payments made by persons who are not Stockholders, Partners, Residents or Employees on the Purchase Date shall be 97% of the Plan Purchase Price for the applicable Purchase Date, subject to the conditions of paragraph 18(d) below. Subject to the provisions of paragraph 7 below, any optional cash payments by Participants who are Stockholders, Partners, Residents or Employees may be no less than $50 and no more than $5,000 in the aggregate in any one month. Subject to the provisions of paragraph 7 below, any optional cash payments by persons who are not Stockholders, Partners, Residents or Employees may be no less than $2,000 and no more than $5,000 in the aggregate in any one month. No interest will be paid on funds held by the Agent prior to investment.
Voluntary cash investments received by the Agent will be returned to Participant upon written request received by the Agent at least two (2) business days prior to the applicable Purchase Date.

7.     PERMITTED PAYMENTS IN EXCESS OF LIMITS.

       Optional cash payments in excess of $5,000, but not greater than $25,000 may be made with the prior approval of Home Properties. Subject to the conditions of paragraph 18(d) below, optional cash purchases greater than $5,000 may receive a discount between 0% and 3% from the Plan Purchase Price. Home Properties reserves the right to review and adjust the discount each month. Optional cash payments in excess of $25,000 may be made by a Participant only upon approval by Home Properties of a written request for permission to make cash investments in excess of the above limit (a "Waiver Purchase Form") from such Participant. No pre-established maximum limit applies to optional cash payments that may be made pursuant to a Waiver Purchase. No minimum or maximum limit shall apply to cash payments made by means of a direction by a Partner to invest all or a portion of the distributions paid to them by the Operating Partnership or its affiliates to purchase Common Stock. Notwithstanding the above, Participants may not acquire more than 8% of the Common Stock outstanding at any time and a maximum of 10,250,000 shares is available under the Plan for purchase with optional cash payments.

A Waiver Purchase will be considered on the basis of a variety of factors, which may include: Home Properties' current and projected capital requirements, the alternatives available to Home Properties to meet those requirements, prevailing market prices for the Common Stock and other Home Properties' securities, general economic and market conditions, expected aberrations in the price or trading volume of Home Properties' securities, the number of shares held by the Participant submitting the Waiver Purchase Form, the aggregate amount of optional cash payments for which such Waiver Purchase Forms have been submitted and the administrative constraints associated with granting such Waiver Purchase request. Grants of permission to purchase Common Stock in excess of $25,000 per month will be made in the absolute discretion of Home Properties.

       Unless it waives its right to do so, Home Properties may establish for each Purchase Date a minimum price (the "Threshold Price") which applies only to the investment of optional cash payments in excess of $25,000. The Threshold Price will be a stated dollar amount that the Plan Purchase Price of the Common Stock for the respective Purchase Date must equal or exceed. The Threshold Price will initially be established by Home Properties before the beginning of the five (5) day pricing period prior to the Purchase Date; however, Home Properties reserves the right to change the Threshold Price at any time. The Threshold Price will be determined in Home Properties' sole discretion after a review of current market conditions and other relevant factors. In the event that the Threshold Price is not satisfied for the respective Purchase Date, each Participant's optional cash payments made pursuant to a Waiver Purchase request would be returned, without interest, to such Participant. This return procedure will apply regardless of whether shares are purchased by the Agent in the open market or directly from Home Properties.

       For any Purchase Date, Home Properties may waive its right to set a Threshold Price for optional cash payments in excess of $25,000. Setting a Threshold Price for a Purchase Date shall not affect the setting of a Threshold Price for any subsequent Purchase Date.

8.     ACCOUNTS.

       As soon as practicable after the purchases of shares have been completed for any Purchase Date, Agent will send to each Participant a statement of account confirming the transaction and itemizing any previous investment and reinvestment activity for the calendar year.

       Shares of Common Stock credited to a Participant's account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's account must first withdraw such shares from the account.

9.     AUTHORIZATION.

       Stockholder authorization for dividend reinvestment must be received by Agent at least one (1) day prior to the dividend record date for Home Properties' Common Stock; otherwise, such authorization shall not be effective until the next dividend record date.

10.    INCOME TAX.

      The reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. In the case of both foreign participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding and other Participants who elect to have their dividends reinvested and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, the Plan Agent shall invest in Shares in an amount equal to the dividends of such Participants less the amount of tax required to be withheld.

11.    VOTING.

       All shares of Common Stock credited to a Participant's account under the Plan may be voted by the Participant. If on the record date for a meeting of Stockholders there are shares credited to the account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's shares, including shares credited to the Participant's account. If the Participant returns an executed proxy, it will be voted with respect to all of Participant's shares (including any fractional shares), or the Participant may vote all of the shares in person at the meeting.

12.    CERTIFICATES.

Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's account. However, a Participant may request a certificate for any of the whole shares which have accumulated in such Participant's account by written request. Each certificate issued is registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name of the Plan account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker. Certificates for fractional shares will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares remaining in the Participant's account and will automatically be reinvested.

       Participants who wish to do so may deposit certificates for shares of Home Properties' Common Stock registered in their names with the Agent for credit under the Plan. There is no charge for such deposits and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificates.

13.    TERMINATION OF PARTICIPATION.

       A Participant may terminate his account at any time by notifying the Agent in writing. Unless the termination notice is received by Agent at least five (5) days prior to any dividend record date, it cannot be processed until after purchases made from the dividends paid have been completed and credited to Participant's accounts. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. Agent may terminate the account by notice in writing mailed to the Participant. Once termination has been effected, Agent shall, within 30 days of receipt of such notice, issue to the Participant, without charge, certificates for the full shares held in Participant's account or, if he so requests, sell the full shares held under the Plan, deduct brokerage commissions, transfer taxes (if any) and a service charge and deliver the proceeds to Participant. The Participant's interest in any fractional share held in Participant's account at termination will be paid in cash at the then current market value of shares of Common Stock. A Participant will also be entitled to the uninvested portion of any voluntary investment, whether under the Resident Stock Purchase, Employee Stock Purchase or the Stock Purchase portions of the Plan, if notice of termination is received at least two (2) business days prior to the date when Agent becomes obligated to pay for purchased shares. If a Participant disposes of all shares represented by certificates registered in Participant's own name on the books of Home Properties but does not give notice of termination under the Plan, Agent may continue to reinvest the dividends on his or her stock held under the Plan until otherwise directed.

14.    STOCK DIVIDENDS.

It is understood that any stock dividends or stock splits distributed by Home Properties on shares of Common Stock held by Agent for the Participant will be credited to the Participant's account. In the event Home Properties makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from Agent in order to permit a Participant to determine what action Participant desires to take.

15.    RESPONSIBILITY OF AGENT.

       Agent shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate any Participant's account upon such Participant's death prior to receipt of notice in writing of such death; and (2) with respect to the prices at which shares are purchased or sold for the Participant's account and the times such purchases or sales are made.

16.    AMENDMENT OF PLAN.

       The Plan may be amended or supplemented by Home Properties at any time or times, but, except when necessary or appropriate to comply with law or the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or with respect to any modifications or amendments which do not materially affect the rights of Participants, such amendment or supplement shall only be effective upon mailing written notice at least 30 days prior to the effective date thereof to each Participant. The amendment or supplement shall be deemed to be accepted by the Participant unless prior to the effective date thereof, Agent receives written notice of the termination of Participant's account. Any such amendment may include an appointment by Agent in its place and stead of a successor Bank or Agent under these terms and conditions, in which event Home Properties is authorized to pay such successor Bank or Agent for the account of the Participant, all dividends and distributions payable on Home Properties shares of Common Stock held by the Participant for application by such successor Bank or Agent as provided in these terms and conditions.

17.    TERMINATION OF PLAN.

       Home Properties reserves the right to suspend or terminate the Plan at any time and from time to time, and in particular, reserves the right to refuse optional cash payments from any person who, in the sole discretion of Home Properties, is attempting to circumvent the interests of the Plan by making excessive optional cash payments through multiple stockholder accounts or by engaging in arbitrage activities. Home Properties may also suspend, terminate or refuse participation in the Plan to any person if, participation or any increase in the number of shares held by such person, would, in the opinion of the Board of Directors of Home Properties jeopardize the status of the company as a real estate investment trust.

18.    COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS.

Home Properties' obligation to offer, issue or sell its newly issued shares hereunder shall be subject to Home Properties obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the shares. Home Properties may elect not to offer or sell its shares hereunder to persons residing in any jurisdiction where, in the sole discretion of Home Properties, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

(b) According to Internal Revenue Service guidelines, the actual discount received by Participants may not exceed 5% of the one-day New York Stock Exchange trading average on the applicable Purchase Date, including any fees or commissions paid on behalf of the Participants by the Agent or Home Properties. The Agent will calculate the purchase price at 97% of the Plan Purchase Price and test for the 5% rule. The actual purchase price per share will be the higher of the two amounts for that Purchase Date.

       (c)To the extent required to comply with law or the rules or policies of the Securities and Exchange Commission, if Common Stock is purchased directly from Home Properties by the Agent under the Plan, neither Home Properties nor any "affiliated purchaser" as defined under the Securities Exchange Act of 1934, as amended, shall purchase any Common Stock on any day on which the market price of the Common Stock will be a factor in determining the Plan Purchase Price as provided in paragraph 2(a) of the Plan.

19.    APPLICABLE LAW.

       The terms and conditions of this Plan shall be governed by the laws of the State of Maryland.

20.    EFFECTIVE DATE.

       The effective date of the Plan as amended and restated was December 31, 1999.

       All correspondence and questions regarding the Plan and/or any Participant's account should be directed to:

           Mellon Bank, N.A.
           c/o Mellon Investor Services
           P.O. Box 3338
           South Hackensack, New Jersey  07606-1938

           Telephone: (888)245-0458

or such other address as to which notice is given to Participants in writing.